Exhibit 99.1

August 3, 2006	Contact: Craig McCollam
Dionex Corporation
408-481-4107
DIONEX REPORTS RECORD SALES — BUILDING MOMENTUM,
FOURTH QUARTER NET INCOME LOWER ON CHARGES
FOR RELEASE THURSDAY, AUGUST 3, 2006, P.M., 1:05 PDT
Sunnyvale, California — Dionex Corporation (NASDAQ:DNEX) today announced its results of operations for its fourth quarter and full fiscal year ended June 30, 2006.
For the fourth quarter, sales were a record $75.2 million, up 6% from the $71.2 million reported for the same period last year. The unfavorable effects of currency fluctuations reduced reported sales in the fourth quarter by $0.7 million, or 1%. Diluted earnings per share were $0.27 for the fourth quarter. Net income in the fourth quarter of fiscal 2006 included costs of $0.6 million, net of tax, or $0.03 per share, related to the impact of Statement of Financial Accounting Standards (SFAS) No.123R “Accounting For Stock-Based Compensation”; costs of $1.6 million, net of tax, or $0.08 per share related to the Company’s initiative to centralize some of its field related technical, administrative and support functions within North America and Europe, and other higher than expected severance costs in Europe; and special tax charges of $2.2 million, or $0.11 per share, primarily resulting from recent unfavorable tax audits.
For the fiscal year ended June 30, 2006, sales were a record $291.3 million, an increase of 4%, compared with the $279.3 million reported for the last fiscal year. The unfavorable effects of currency fluctuations reduced reported sales in fiscal 2006 by $7.3 million, or 3%. Diluted earnings per share for the year were $1.74. Net income for fiscal 2006 included costs of $3.8 million, net of tax, or $0.19 per share, related to the impact of SFAS No.123R; costs of $1.8 million, net of tax, or $0.09 per share related to the Company’s initiative to centralize some of its field related technical, administrative and support functions within North America and Europe and other higher than expected severance costs in Europe; special tax charges of $2.2 million, or $0.11 per share, and other income of $1.0 million, net of tax, or $0.05 per share, related to a one-time gain from the favorable settlement of a patent litigation in the first quarter. Cash flow from operations was strong totaling $51 million for fiscal 2006.

During the fourth quarter, the Company repurchased 429,722 shares of its common stock for $24.2 million. In fiscal 2006, the Company repurchased 1,409,577 shares for $73.9 million, compared to the 1,355,900 shares repurchased for a total of $66.7 million in fiscal 2005. In addition, the Company announced today that its Board of Directors has approved the open market stock repurchase of up to an additional 1,500,000 shares of its common stock. This amount supplements the remaining 506,207 shares under the Company’s share repurchase programs previously announced.
Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, “We reported record sales based on strong organic growth, excluding currency effects, and we gained further momentum during the fourth quarter. Our operating results were lower than anticipated due to certain charges recorded in the fourth quarter. In addition to the factors we already discussed, our gross margin in the fourth quarter was negatively affected by additional costs related to the phase-out of our Summit HPLC product and the ramp up of production for our new Ultimate 3000 HPLC product line. Our cash flow from operations was strong.
“We experienced solid sales growth in all geographic regions and in both major product lines of ion chromatography and HPLC. Sales in North America grew in the low-double digits for the quarter, and in the mid single-digits for the year. Europe reported another good quarter, with sales growing in the high-single digits for the year as measured in local currencies. Sales in Japan grew in the fourth quarter for the first time in more than a year. Outside of Japan, sales in Asia/Pacific grew by approximately 20% for the year driven by strong sales in China, Korea, India and Australia.
“Demand from our Environmental market was slightly down for the quarter, but up for the full fiscal year. Sales in our Life Science market were up for the quarter and the full fiscal year. Demand from the Chemical/Petrochemical and Food/Beverage markets was up in the fourth quarter and for the full year.
“We also achieved good growth in both ion chromatography and HPLC in fiscal 2006, with our ion chromatography products sales growing in the mid-single digits despite lower sales in Japan, and with our analytical flow HPLC product sales growing 20%. The new Ultimate 3000 system for micro-, analytical- and preparative-flow HPLC applications introduced in March 2006 has been well received by our customers and contributed significantly to our fourth quarter results.

“We are well positioned for continued solid growth in fiscal 2007. Looking at the first quarter, we estimate that sales will be in the range of $71.0-$73.0 million and that GAAP diluted earnings per share will be in the range of $0.41-$0.44. For the entire fiscal year, we estimate that sales will be in the range of $305-$315 million and GAAP diluted earnings per share will be in the range of $2.06-$2.16. Among the assumptions on which our estimates for the entire year are based are: (1) demand from our life sciences customers will continue to improve; (2) currency rates will remain consistent with the rates at the end of June 2006; (3) our gross margin will improve slightly in the first quarter and sequentially in each quarter for the rest of the fiscal year and (4) costs related to our field centralization in North America and Europe will be approximately $1.0 million, net of tax, or $0.05 per share, most of which are expected to occur in the first quarter.”
Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.
Management of the Company will discuss the fourth quarter and full fiscal year results in a conference call on Thursday, August 3, 2006, at 1:30 p.m. Pacific Daylight Time (PDT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PDT, Friday, August 4, 2006 until 5:00 p.m. PDT, Friday, September 29, 2006.
Certain statements contained herein that are not purely historical may be deemed to be forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those discussed herein. Factors that may cause actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the areas in which the Company sells its products, and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed greater detail in the Company’s reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$75,185	$71,156	$291,300	$279,317
Cost of sales	26,432	22,564	99,857	91,754

Gross profit	48,753	48,592	191,443	187,563

Operating expenses:
Selling, general and administrative	31,022	28,644	113,241	102,539
Research and product development	5,743	5,227	22,392	20,354

Total operating expenses	36,765	33,871	135,633	122,893

Operating income	11,988	14,721	55,810	64,670

Interest income, net	678	346	1,690	1,100
Other income (expense)	(452)	421	1,013	801

Income before taxes on income	12,214	15,488	58,513	66,571
Taxes on income	6,800	4,349	22,820	21,081

Net income	$5,414	$11,139	$35,693	$45,490

Basic earnings per share	$0.27	$0.55	$1.78	$2.20

Diluted earnings per share	$0.27	$0.53	$1.74	$2.13

Shares used in computing per share amounts:
Basic	19,849	20,357	20,013	20,655

Diluted	20,324	20,868	20,527	21,388

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT JUNE 30, 2006 AND 2005
(In thousands)
(Unaudited)

	June 30,	June 30,
	2006	2005
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$51,014	$53,781
Accounts receivable, net	63,008	55,450
Inventories	28,350	26,510
Other current assets	15,706	16,342

Total current assets	158,078	152,083

Property, plant and equipment, net	58,700	53,914
Goodwill and other intangible assets	29,504	27,555
Other assets	4,120	4,601

	$250,402	$238,153

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,395	$10,031
Accrued liabilities	39,673	34,939
Income taxes payable	7,100	1,593
Accrued product warranty	3,493	3,514

Total current liabilities	59,661	50,077

Deferred income taxes and other	5,359	5,027
Stockholders’ equity	185,382	183,049

	$250,402	$238,153

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